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                                  EXHIBIT 10.1

                         MERGER AGREEMENT BY AND BETWEEN
                                COMBANC, INC. AND
                               THE COMMERCIAL BANK

On April 13, 1998, shareholders of The Commercial Bank (the "Bank") approved a Merger Agreement ("Agreement") pursuant to which ComBanc,Inc. (the "Company") acquired all of the outstanding stock of the Bank as a result of the exchange of shares between the shareholders of the Bank and the Company. After the share exchange which became effective on August 31, 1998, the Bank survived as a wholly-owned subsidiary of the Company and continues its operations as The Commercial Bank. Under the terms of the Agreement, each one of the existing outstanding shares of the Bank's common stock was exchanged for two of the Company's common shares so that each existing shareholder of the Bank became a shareholder of the Company, owning the same number and percentage of shares in the Company as the Bank. The shares of the Company issued in connection with the transaction were not registered under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemption from registration set forth in
Section 3(a)(12) of the Act.

         As a result of the transaction described above, the Company is the successor issuer to the Bank pursuant to Rule 12g-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). The Bank is subject to the informational requirements of the Exchange Act and in accordance with Section 12(I) thereof has timely filed reports and other information with the Board of Governors of the Federal Reserve System ("FRS"). Such reports and other information filed by the Bank with the FRS may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Securities Disclosure Division, Board of Governors of the Federal Reserve System, Stop 153A, Washington, D.C. 20551.

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